Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 14, 2016

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We are acting as tax counsel to Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) common shares of the Company, no par value per share (the “Common Shares”); (ii) preferred shares of the Company, no par value per share (the “Preferred Shares”); (iii) depositary shares representing Preferred Shares (the “Depositary Shares”); (iv) warrants to purchase Common Shares, Preferred Shares or Depositary Shares; (v) rights to purchase Common Shares; and (vi) unsecured senior or subordinate debt securities of the Company, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus.

In connection with the filing of the Registration Statement, we have been asked to provide you with opinions regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Directors
 Apple Hospitality REIT, Inc.
March 14, 2016

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the Registration Statement, including the Prospectus;

2.
the discussion under the caption “U.S Federal Income Tax Considerations” contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016, which is incorporated by reference in and supplemented by the discussion under the heading “Material Federal Income Tax Considerations” contained in the Prospectus (the “Tax Disclosure”); and

3.
certain organizational documents of the Company and its subsidiaries, and certain organizational documents of Apple REIT Seven, Inc., a Virginia corporation (“Apple Seven”), Apple REIT Eight, Inc., a Virginia corporation (“Apple Eight”) and their subsidiaries prior to the mergers of Apple Seven and Apple Eight with and into subsidiaries of the Company effective March 1, 2014 (those documents referred to in clauses (1) and (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations with regard to the Company, Apple Seven and Apple Eight contained in certificates to us dated as of the date hereof (together, the “Officer’s Certificates,” each an “Officer’s Certificate”).  Although we have discussed each of the Officer’s Certificates with the respective signatory thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Officer’s Certificates.  We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Officer’s Certificates, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects, including, without limitation, the representations of the Company to the effect that if it is determined that certain distributions to shareholders would fail to qualify for the dividends paid deduction for one or more taxable years with the result that any of the Company, Apple Seven or Apple Eight would not have satisfied its distribution requirement with respect to any such taxable year, the Company will pay a deficiency dividend to its shareholders of record pursuant to the deficiency dividend provisions of Section 860 of the Code in the amount necessary to permit each of the Company, Apple Seven and Apple Eight to satisfy the distribution requirements of Section 857 of the Code for each such taxable year.

Board of Directors
 Apple Hospitality REIT, Inc.
March 14, 2016

In this regard, we have assumed with your consent the following:

1.
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Officer’s Certificates are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Officer’s Certificates made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, Apple Seven and Apple Eight and their subsidiaries, as described in the Reviewed Documents and the Officer’s Certificates, has been or will be performed or satisfied in accordance with its terms;

2.
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.
from and after the date of this letter, the Company will comply with its representation contained in the Officer’s Certificates that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, including the deficiency dividend described above;

5.
the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2008 and through its taxable year ended December 31, 2011;

6.
Apple Seven was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2006 and through its taxable year that ended with the merger of Apple Seven with and into a subsidiary of the Company effective March 1, 2014; and

7.
Apple Eight was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2007 and through its taxable year that ended with the merger of Apple Eight with and into a subsidiary of the Company effective March 1, 2014.

Board of Directors
 Apple Hospitality REIT, Inc.
March 14, 2016

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Prospectus and the Officer’s Certificates) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

1.
the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2012, and the Company’s current organization and current and proposed method of operation (as described in the Prospectus, the Tax Disclosure and the Company’s Officer’s Certificate) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016, and future taxable years; and

2.	the portions of the discussions in the Tax Disclosure that describe provisions of applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof.  We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Registration Statement.  Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Board of Directors
 Apple Hospitality REIT, Inc.
March 14, 2016

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus.  In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP